Exhibit 99.1

MOMENTA PHARMACEUTICALS, INC.	675 WEST KENDALL STREET	T: 617.491.9700	F: 617.621.0430
CAMBRIDGE, MA 02142		WWW.MOMENTAPHARMA.COM

Momenta Pharmaceuticals Reports

Third Quarter 2012 Financial Results

CAMBRIDGE, MA — November 7, 2012 — Momenta Pharmaceuticals, Inc. (Nasdaq: MNTA), a biotechnology company specializing in the characterization and engineering of complex drugs, today reported its financial results for the quarter ended September 30, 2012.

For the third quarter of 2012, the company reported a net loss of $25.8 million, or ($0.51) per diluted share, compared to a net income of $60.3 million, or $1.18 per diluted share, for the same period in 2011. At September 30, 2012, the company had cash, cash equivalents, and marketable securities of $361.8 million.

“Royalty revenues from enoxaparin sodium injection in the third quarter were disappointing and reflected the market realities of a more competitive multi-player dynamic,” said Craig Wheeler, President and Chief Executive Officer of Momenta Pharmaceuticals. “We continue to invest in our promising development pipeline of complex generics, biosimilars and novel drugs.

“Today, I am pleased to announce that Momenta has made significant progress in demonstrating that sialylation of Fc enhances anti-inflammatory effects in a preclinical model. This work is consistent with the findings previously published by Jeffrey Ravetch, M.D., Ph.D., of The Rockefeller University. This is an exciting example of how we are applying the tools and methods used to develop generics and biosimilars to novel drug development. We look forward to optimizing a drug candidate that we can take into the clinic,” Mr. Wheeler concluded.

Third Quarter Events

Complex Generics Program:

Enoxaparin sodium injection

•                  In September, Momenta filed a petition to the U.S. Court of Appeals for the Federal Circuit for rehearing en banc (all active Federal Circuit judges) to reconsider its decision in Momenta Pharmaceuticals vs. Amphastar Pharmaceuticals, Inc., which issued its opinion in August that Amphastar’s use of Momenta’s patented method for processing enoxaparin sodium injection was protected by the “safe harbor” provision from patent infringement under 35 U.S.C. sec. 271(e)(1). The Court of Appeals is considering whether to hear the case en banc and their decision could come at any time.

M356, generic version of Copaxone® (glatiramer acetate injection)

•                  In July, Momenta appealed the District Court’s decision in the patent infringement lawsuit filed by Teva against Momenta and Sandoz. We expect that an appellate decision could be issued in the second half of 2013.

Follow-on Biologics Program:

Baxter collaboration

•                  Baxter selected the third of up to six biosimilar products to be developed under the collaboration. The three biosimilar products include M923 and M834, which are targeted for the treatment of autoimmune and other inflammatory indications, and M511, a monoclonal antibody for oncology indications. Momenta expects to submit the first IND (Investigational New Drug) application in 2014 for its lead biosimilar, M923.

Novel Drug Program:

M402, novel oncology candidate

•                  Momenta is conducting a Phase 1/2 proof-of-concept trial for M402 in people with advanced metastatic pancreatic cancer. Data from Part A of the two-part study are expected in 2013. M402 is a novel oncology candidate designed to inhibit tumor angiogenesis, progression, and metastasis.

Sialylation research program

•                  Momenta has made significant progress in demonstrating that sialylation of Fc enhances anti-inflammatory effects in a preclinical model. Momenta is using its proprietary sialylation technology to develop IVIG and IgG-based drugs that address autoimmune and inflammatory diseases.

Third Quarter 2012 Financial Results

Total collaboration revenue for the third quarter of 2012 was $5.1 million (including enoxaparin product revenue of $2.6 million), compared to $87.9 million (including enoxaparin product revenue of $84.7 million) for the same period in 2011. Sandoz reported third quarter 2012 enoxaparin net sales of $34 million, compared with $259 million for the third quarter 2011. The significant decrease in enoxaparin product revenue reflects competitive market pressure experienced during the third quarter and includes the impact of resulting pricing adjustments recorded by Sandoz.

Collaborative research and development revenue for the third quarter of 2012 was $2.5 million, which included $1.2 million expense reimbursement from Sandoz under the enoxaparin and generic Copaxone collaborations, $0.5 million amortization of the equity premium received from the 2006 Sandoz collaboration, and $0.8 million amortization of the $33 million payment paid by Baxter.

Research and development expenses for the third quarter of 2012 were $20.2 million, compared to $16.3 million for the same period in 2011. The increase of $3.9 million was primarily due to increases of $3.0 million in personnel and facilities-related expenses, $0.5 million in laboratory expenses, and $0.4 million in M402 clinical development costs.

General and administrative expenses for the quarter ended September 30, 2012 were $11.0 million, compared with $11.5 million for the same period in 2011. Excluding the royalty payable to MIT on enoxaparin product revenues which decreased by $2.9 million, all other general and administrative expenses increased by $2.4 million. The increase was primarily due to an increase of $1.1 million in legal expenses, largely related to enoxaparin patent litigation, an increase of $0.9 million in personnel and facilities-related expenses and an increase in stock-based compensation expense of $0.2 million.

At September 30, 2012, Momenta had $361.8 million in cash, cash equivalents and marketable securities. This cash position excludes restricted cash of $17.5 million, which serves as collateral for a security bond related to enoxaparin legal proceedings, and $2.5 million of cash that is restricted in connection with a facility lease letter of credit.

Financial Guidance

Momenta confirmed its guidance provided on February 9, 2012 for total operating expenses, excluding stock-based compensation and net of related collaborative revenues, of approximately $22 to $28 million per quarter for 2012. For the third quarter of 2012, operating expenses ($31.2 million) less stock compensation ($3.5 million) less collaborative expense reimbursements ($1.2 million) totaled $26.5 million.

Today, Momenta provided guidance for 2013 total operating expenses, excluding stock-based compensation and net of collaborative revenues, of approximately $30 million per quarter. For 2013, Momenta is projecting that its net cash usage will average approximately $20 to $24 million per quarter for a total operating cash usage of approximately $90 million.

Conference Call Information

Management will host a conference call and webcast today, November 7, 2012 at 10:00 am ET to discuss these results and provide an update on the company. A live webcast of the conference call may be accessed on the “Investors” section of the company’s website, www.momentapharma.com. Please go to the site at least 15 minutes prior to the call in order to register, download, and install any necessary software. An archived version of the webcast will be posted on the Momenta website approximately two hours after the call and will be available through November 21, 2012.

To access the call you may also dial (877) 224-9084 (domestic) or (720) 545-0022 (international) prior to the scheduled conference call time and provide the access code 49562998. A replay of the call will be available approximately two hours after the conclusion of the call and will be accessible through November 14, 2012.  To access the replay, please dial (855) 859-2056 (domestic) or (404) 537-3406 (international) and provide the access code 49562998.

About Momenta

Momenta Pharmaceuticals is a biotechnology company specializing in the detailed structural analysis of complex mixture drugs and is headquartered in Cambridge, MA. Momenta is applying its technology to the development of generic versions of complex drugs, follow-on biologics and to the discovery and development of novel drugs.

To receive additional information about Momenta, please visit the website at www.momentapharma.com, which does not form a part of this press release.

Forward Looking Statements

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, the Company’s revenue, expenses, including total operating expenses for 2012 and 2013 total operating expense and cash usage, and other results of operations, including the quarter ended September 30, 2012, our expected product development milestones and timing for clinical and non-clinical results, our plans for future research and development investment, and our other product development plans and expectations constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “hope,” “target,” “project,” “goals,” “potential,” “predict,” “might,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors referred to in the company’s Quarterly Report on Form 10-Q for quarter ended June 30, 2012 filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by Momenta from time to time with the Securities and Exchange Commission.  As a result of such risks, uncertainties and factors, the Company’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein.  Momenta is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Our logo, trademarks, and service marks are the property of Momenta Pharmaceuticals, Inc. All other trade names, trademarks, or service marks are property of their respective owners.

MOMENTA PHARMACEUTICALS, INC.

Unaudited, Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2012	December 31, 2011
Assets
Cash and marketable securities	$361,818	$348,438
Accounts receivable	4,951	28,171
Short-term and long-term restricted cash	19,971	17,500
Other assets	35,859	26,800
Total assets	$422,599	$420,909
Liabilities and Stockholders’ Equity
Current liabilities	$20,194	$16,028
Deferred revenue, net of current portion	27,631	1,608
Other liabilities	51	195
Stockholders’ equity	374,723	403,078
Total liabilities and stockholders’ equity	$422,599	$420,909

MOMENTA PHARMACEUTICALS, INC.

Unaudited Condensed Statements of Comprehensive (Loss) Income

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Collaboration revenues:
Product revenues	$2,579	$84,717	$43,960	$244,325
Research and development revenues	2,523	3,228	7,233	9,288
Total collaboration revenues	5,102	87,945	51,193	253,613
Operating expenses:
Research and development*	20,233	16,307	58,805	43,418
General and administrative*	10,999	11,480	34,309	28,995
Total operating expenses	31,232	27,787	93,114	72,413

Operating (loss) income	(26,130)	60,158	(41,921)	181,200

Other income (expense):
Interest income	308	194	950	498
Interest expense	—	(14)	—	(89)
Total other income	308	180	950	409

Net (loss) income	$(25,822)	$60,338	$(40,971)	$181,609

Net (loss) income per share:
Basic	$(0.51)	$1.21	$(0.81)	$3.65
Diluted	$(0.51)	$1.18	$(0.81)	$3.58

Weighted average shares outstanding:
Basic	50,500	50,034	50,365	49,759
Diluted	50,500	51,048	50,365	50,796

Comprehensive (loss) income	$(25,637)	$60,130	$(40,719)	$181,477

*Includes the following share-based compensation expense:
Research and development	$1,530	$1,339	$4,317	$3,551
General and administrative	$2,019	$1,778	$5,943	$4,465

CONTACT:

Lora Pike

Momenta Pharmaceuticals, Inc.

lpike@momentapharma.com

(617) 395-5189